Exhibit 10.52

Macadamia Nut Purchase Agreement

Hamakua Macadamia Nut Company, Inc. & ML Macadamia Orchards, L. P.

Calendar Years 2007 through 2012

This Macadamia Nut Purchase Agreement is entered into on the date set forth below by and between Hamakua Macadamia Nut Company, Inc., a Hawaii Corporation (“HMNC”) and ML Macadamia Orchards, L.P. (“MLP”).

Whereas, HMNC is experienced and capable in all aspects of the business of processing and marketing macadamia nuts;

Whereas, MLP is the legal and beneficial owner of macadamia nut crop produced in certain macadamia nut orchards in Hawaii;

Whereas, HMNC desires to purchase wet-in-shell (“WIS”) macadamia nuts from MLP as provided herein;

Now, therefore, in consideration of the promises and mutual covenants and agreements set forth herein, the parties agree as follows:

1.  Term.  This Agreement shall be deemed to have commenced for all purposes as of January 1, 2007 and shall continue in full force and effect until December 31, 2012, unless terminated earlier as provided herein.

2.  Delivery.  MLP shall harvest macadamia nuts and fill containers suitable for transport as mutually agreed upon, and arrange for pickup or delivery of wet-in-husk (“WIH”) nuts from MLP’s orchards or WIS nuts from a designated husking station. MLP may, at its option, husk and/or deliver nuts prior to delivery to HMNC. If MLP husks or delivers nuts, MLP will be entitled to husking and/or delivery bonus outlined in section 7. Ownership of the nut crop will transfer from Seller to HMNC upon pickup by HMNC or delivery by MLP to HMNC.

3. Purchase and Sale.  MLP agrees to sell and HMNC agrees to purchase approximately 6 million pounds (between 5.8 and 6.2 million) of WIS macadamia nuts annually from various MLP orchards. The 6 million pounds shall be divided into three equal segments of approximately 2 million pounds each. The nut purchase price for Segment I (2 million pounds) under this contract shall be renegotiated on or before December 31, 2008 for the remaining four years of the contract. The nut purchase price for Segment II (2 million pounds) shall be renegotiated on or before December 31, 2010 for the remaining two years of the contract. If the Parties are unable to negotiate a mutually agreeable price relative to Segment I or II, the production from that segment may be withdrawn from the contract and sold by MLP to other parties.

4.  Blended Index Crop Price.  A Blended Index Crop Price (“BICP”) per pound shall be calculated each year for all pounds delivered (adjusted to 20% moisture and 30% SK/DIS recovery). The BICP shall be based 60% on Hamakua’s weighted average bulk nut price for the preceding crop year (July-June) and 40% on a fixed component of 85 cents per pound as outlined in Exhibit A. The initial BICP shall be determined based on HMNC’s average bulk nut price for the 2006-2007 crop year (July 1, 2006 – June 30, 2007) and shall apply to all deliveries in 2007. The BICP shall apply to all deliveries from all segments until their respective renegotiation dates.

5. Minimum and Maximum BICP Guidelines The Parties agree that the BICP for any year shall not be less than 75 cents per pound and shall be no more than 95 cents per pound (adjusted to 20% moisture and

30% SK/DIS recovery). The Parties further agree that any change in the BICP shall be limited to +/- 7 cents annually.

6. Spot Price Adjustment Not withstanding the foregoing, if HMNC pays a weighted average spot price higher than the MLP contract price during any calendar year, MLP will receive an additional nut price adjustment equal to 50% of the difference between the weighted average spot price and the prevailing contract price. This provision does not affect the index calculations. Any additional payment shall be calculated and paid by HMNC no later than January 31st of the succeeding year.

Any spot prices negotiated between MLP and HMNC for deliveries above contract volumes will not be included in the calculation of the Spot Price Adjustment above.

7. Husking and Delivery Bonuses - There shall be no charges for hauling or husking by HMNC. HMNC will pay a Hauling Bonus of $.02 per pound WIS (adjusted to 20% moisture and 30% SK/DIS recovery) for WIS nuts husked by MLP and a hauling bonus of $.02 per pound WIS (adjusted to 20% moisture and 30% SK/DIS recovery) for nuts delivered to HMNC by MLP.

8. Payment Terms.  Payments shall be made within 30 days of the date of delivery.

9.  PACA Lien – HMNC acknowledges that WIS macadamias are a perishable agricultural commodity. HMNC further concedes that all receivables related to deliveries of WIS or WIH nuts are subject to and secured by the provisions of the Perishable Agricultural Commodities Act of 1930.

10.  Sampling.  HMNC and MLP shall agree on such methods and procedures as may be appropriate to enable HMNC to determine the gross wet-in-shell weight, the moisture content and the kernel recovery of the macadamia nuts delivered to it by MLP with as much accuracy as is reasonably practicable.  The procedures to be used in sampling for moisture, kernel recovery and percentage of husked WIS nuts included in WIH nut loads and in calculating the payment to MLP are set forth in Exhibit B. Any deviations from the sampling procedure shall be by mutual agreement only.

11.  Accounting and Reports.  HMNC shall keep full and accurate records and accounts showing, among other things, dates of delivery and weights of nuts from the orchards, all wet-in-husk weights measured, and all other information that may be necessary or desirable in order to calculate and verify payments to MLP under this Agreement.

Along with each payment for deliveries, HMNC will provide a written report to MLP describing the shipment delivery weight (WIH or WIS), the quality analysis results, and the calculations that determine payment.

HMNC agrees to provide a report, prepared and certified by an independent accountant, by August 15 of each calendar year, detailing the BICP to be used for payment of deliveries in that calendar year. HMNC also agrees to provide a report, prepared and certified by an independent accountant, within 45 days from the end of each calendar year, detailing the weighted average WIS price paid by HMNC to independent growers for the preceding year. MLP shall have 90 days from receipt of each report to object or investigate.

MLP shall be entitled to observe the sampling process upon reasonable notice and shall be entitled to any information necessary or desirable to verify the accuracy of the nut price or payment. To the extent that information is shared between the parties hereunder and is not otherwise in the public domain, both parties agree to keep such information confidential except as may be required by law or in connection with any litigation between the parties.

12.  Termination.  The parties may terminate this Agreement at any time by mutual agreement in writing.  In the event that any party shall be in default (as defined below), the non-defaulting party may terminate this Agreement at any time by delivering written notice of such termination to the defaulting party.

A party shall be in “default” under this Agreement in the event that (i) it files any voluntary proceeding for dissolution or under any federal or state bankruptcy, insolvency, receivership or similar law; (ii) any such proceeding is commenced against it involuntarily and is not dismissed within 60 days; (iii) it makes any composition with or assignment for the benefit of its creditors; (iv) it enters into any corporate reorganization or acquisition without making adequate provision for the performance of its obligations under this Agreement; (v) it fails to perform any of its obligations when due under this Agreement and it fails to correct such non-performance within 30 days after written demand for performance is made by the other party; or (vi) it repeatedly fails to perform its obligations under this Contract except after written demand for performance.

13.  Notice.  For convenience of operation hereunder, each of HMNC and MLP shall designate one representative to serve as the channel of communication for delivering information to and securing necessary action by its principals.  Any party may change its representative from time-to-time by delivering written notice of such change to the other party.  Until further notice is given, each party’s representative shall be the person listed in the notice address below.

Any and all notices, demands, or other communications (collectively, “notice”) requiring or desired to be given hereunder by either party shall be in writing and shall be validly given or made to the other party or his authorized representative at the address set forth below, if served either personally or if deposited in the United States mails, certified or registered, postage prepaid, or if sent by fax.

HMNC:	Hamakua Macadamia Nut Company, Inc.
61-3251 Maluokalani Street
P.O. Box 44715
Kawaihae, Hawaii 96743
	Attention: President	Fax: (808) 882-8335

MLP:	ML Macadamia Orchards, L.P.
26-238 Hawaii Belt Road
Hilo, Hawaii 96720
	Attention: President	Fax: (808) 969-8152

If such notice is delivered personally, service shall conclusively be deemed to have been made at the time of such delivery.  If such notice is given by mail, service shall conclusively be deemed to have been made 72 hours after deposit thereof in the mail as provided for above.  If such notice is given by fax, service shall conclusively be deemed to have been made 24 hours after the transmission thereof and receipt of the proper response code.  Any party may change its address for the purpose of receiving notices as herein provided by a written notice given to the other party.

14.  Force Majeure.  Neither of the parties hereto shall be liable or accountable to the other party for any delay in complying or any failure to comply with any of the terms, provisions or conditions of this Agreement in the event that such failure shall have been caused by an act of God, strike, lockout, public enemy, war, civil commotion, riot, condemnation, judicial or governmental order or other requirements of law which directly prohibit the performing by either party of the obligations hereunder (such as, but not limited to, governmental regulations concerning the hazards of marketing or consumption of macadamia nuts) or the refusal or failure of any governmental office or officer to grant any permit or order necessary for compliance herewith by either party hereto, nor shall either of the parties hereto be liable or accountable to the other party for any damages arising from any such delay or failure.

15. Waiver.  The failure of either party to enforce its rights upon any default on the part of the other party shall not be construed as a waiver thereof, nor shall any custom or practice which may grow up between the parties in the course of administering this Agreement be construed to waive or to lessen the right of either party to demand performance by the other party or exercise its rights in the event of default.  No provision of, or default under this Agreement, may be waived except by a notice in writing signed by the party making the waiver.  A waiver by either party of a particular default shall not be deemed to be a waiver of any other subsequent default.

16. Assignment.  Neither of the parties hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other party.  No consent or approval required under this Agreement shall be unreasonably withheld and no charge for the giving of such consent or approval shall be made.

17. Entire Agreement.  This Agreement represents the entire agreement and understanding of the parties with respect to the subject matter hereof.  The parties specifically acknowledge and agree that no joint venture or lease is created hereby and that neither party is hereby appointed as the agent of the other party.

18. Governing Law.  This Agreement will primarily be performed in and shall be governed by and construed in accordance with the laws of the State of Hawaii. Each of the parties consents to the jurisdiction of the courts of the State of Hawaii or any federal court sitting in Hawaii and agrees that Hawaii is an appropriate venue for any action that may be brought under this Agreement.

IN WITNESS WHEREOF, HMNC and MLP have caused this Macadamia Nut Purchasing Agreement to be executed and delivered by their duly authorized representatives on this 16th day of December, 2004.

HMNC:	HAMAKUA MACADAMIA NUT COMPANY, INC.

	By	/s/ Richard Schnitzler
Richard Schnitzler
Its President

MLP:	ML MACADAMIA ORCHARDS, L.P.

	By	/s/ Dennis J. Simonis
Dennis J. Simonis
Its President

Exhibit A

Macadamia Nut Purchase Agreement

Hamakua Macadamia Nut Company, Inc. & ML Macadamia Orchards, L.P.

Blended Index Crop Price (BICP) Based on Bulk Kernel Price

Ave Bulk Kernel Price		60% Component Crop Price	40% Fixed Component Crop Price	Blended Index Crop Price
At least	& less than
6.65	& above	1.01	0.85	0.95
6.60	6.65	1.00	0.85	0.94
6.55	6.60	0.99	0.85	0.93
6.50	6.55	0.98	0.85	0.93
6.45	6.50	0.98	0.85	0.93
6.40	6.45	0.97	0.85	0.92
6.35	6.40	0.96	0.85	0.92
6.30	6.35	0.95	0.85	0.91
6.25	6.30	0.94	0.85	0.90
6.20	6.25	0.93	0.85	0.90
6.15	6.20	0.92	0.85	0.89
6.10	6.15	0.91	0.85	0.89
6.05	6.10	0.90	0.85	0.88
6.00	6.05	0.89	0.85	0.87
5.95	6.00	0.88	0.85	0.87
5.90	5.95	0.87	0.85	0.86
5.85	5.90	0.86	0.85	0.86
5.80	5.85	0.85	0.85	0.85
5.75	5.80	0.84	0.85	0.84
5.70	5.75	0.83	0.85	0.84
5.65	5.70	0.82	0.85	0.83
5.60	5.65	0.81	0.85	0.83
5.55	5.60	0.80	0.85	0.82
5.50	5.55	0.79	0.85	0.81
5.45	5.50	0.78	0.85	0.81
5.40	5.45	0.77	0.85	0.80
5.35	5.40	0.76	0.85	0.80
5.30	5.35	0.75	0.85	0.79
5.25	5.30	0.74	0.85	0.78
5.20	5.25	0.73	0.85	0.78
5.15	5.20	0.72	0.85	0.77
5.10	5.15	0.71	0.85	0.77
5.05	5.10	0.70	0.85	0.76
Below	5.05	0.69	0.85	0.75

Exhibit B

Macadamia Nut Purchase Agreement

Hamakua Macadamia Nut Company, Inc. & ML Macadamia Orchards, L.P.

Procedure for Sampling & Evaluating NIS Deliveries / Payment Calculations

1.  Upon receipt of a shipment, weigh or verify certified weight ticket to determine the Gross Weight of the wet-in-husk (“WIH”) or wet-in-shell (“WIS”) nuts delivered.  A shipment (“shipment”) shall mean one load delivered on a single day.

2.  Obtain a sample, drawn randomly from throughout the delivered shipment of mutually agreed upon quantity of nuts.

3.  Weigh the sample and record the weight.  For loads received WIH, husk the sample and record the weight of the resulting sample of WIS nuts.  The ratio of WIS weight to the WIH weight of the sample shall be applied to the Gross Weight determined in item 1 above to determine the gross weight of the WIS nuts delivered for loads received WIH. The gross weight of WIS nuts delivered as determined by the foregoing for WIH loads or the weight determined in item 1 above for WIS loads is designated herein as “W”.

4.  Split the sample into two lots, one to determine moisture (“moisture sample”) and the other to determine spoilage and kernel recovery (“quality sample”).

5.  Weigh the moisture sample and record the weight.  Dry the sample at approximately 175 degrees Fahrenheit for a period of 3 days.  Weigh the dried sample and record the weight after drying.  Divide the difference in weight prior to and after drying by the weight prior to drying.  The result is the percentage of moisture of the WIS nuts designated herein as “M”.

6.  Weigh the quality sample and record the weight.  Dry the sample at approximately 110 degrees Fahrenheit for 7 days.  Record the dry-in-shell (“DIS”) weight.  The weight, in grams, of the DIS sample is designated herein as “X”.

7.  Crack the DIS sample and separate the shells from the kernels.  Determine the weight of the recovered raw kernels.

8.  Inspect the raw kernels and separate unsaleable kernels and record the weights of the following categories.

a)  Stinkbug damage (>3 spots)

b)  Other insect damage

c)  Mold

d)  Germination

e)  Bacterial damage

f)  Immature/Shrivels

g) Total a) through f)

Record the data and summarize for field management purposes.

9.  Using commercial criteria, separate out the salable kernel and record the weight.  The weight, in grams, of salable kernel is designated herein as “Y”.

10. Determine the Salable Kernel Recovery (SK/DIS) factor designated herein as “KR”.

KR = Y/X

11. Determine spoilage percentages for each category of unusable as follows:

For each category of unusable, divide the recorded category
weight by the total of unusable and usable kernel (8(g) plus Y).

12. Determine Payable Pounds for the load.

a)  Convert total load to WIS weight at 20% moisture designated herein as             “WM”

WM = W*(1-M)/(1-.2)

b)  Determine Payable Pounds for the load designated herein as “P”

P = WM*(KR/.3)

13. Sample Calculation.

WIS Delivered	45,000	lbs
Moisture (from sample)21.0%
Salable Kernel Recovery (from sample)	30.5%
Price (e.g. 1st year volume price)	$.85
Delivery Bonus (if delivered)	$.02
Husking Bonus (if husked)	$.02

WM = 45,000 * (1-.21)/(1-.2) = 44,437 lbs WIS adjusted to 20% moisture
P = 44,437 * 0.305/0.3 = 45,178 lbs WIS adjusted to 20% moisture &	30%
recovery (Contract Pounds)

Payment = 45,178 lbs * $.85	=	$38,401.30
Delivery Bonus (if delivered)	= 45,178 * $.02=	$903.56
Husking Bonus (if husked)	= 45,178 * $.02=	$903.56